CO-ADMINISTRATION AGREEMENT

THIS CO-ADMINISTRATION AGREEMENT (the “Agreement”) is made as of this 3rd day of December, 2007, by and between Investment Managers Series Trust, a Delaware statutory trust (the “Trust”), UMB Fund Services, Inc., a Wisconsin corporation (“UMBFS”), and Mutual Fund Administration Corporation, a California corporation (“MFAC”). UMBFS and MFAC are collectively referred to herein as the “Co-Administrators,” in singular or plural usage, as required by context.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”) and is authorized to issue shares of beneficial interests (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust and the Co-Administrators desire to enter into an agreement pursuant to which the Co-Administrators shall provide administration services to such investment portfolios of the Trust as are listed on Schedule A hereto and any additional investment portfolios the Trust and the Co-Administrators may agree upon and include on Schedule A, as such Schedule may be amended from time to time (such investment portfolios and any additional investment portfolios are individually referred to as a “Fund” and collectively as the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Appointment

The Trust hereby appoints the Co-Administrators as administrators of the Trust for the period and on the terms set forth in this Agreement. The Co-Administrators accept such appointment and agree to render the Services (as defined in Section 2) herein set forth, for the compensation herein provided.

2. Services as Co-Administrators

(a) Subject to the direction and control of the Trust’s Board of Trustees (the “Board of Trustees”) and utilizing information provided by the Trust and its current and prior agents and service providers, the Co-Administrators will provide the administration services listed on Schedule B hereto and any additional administration services the Trust and the Co-Administrators may agree upon and include on Schedule B, as such Schedule may be amended from time to time (the “Services”). The duties of the Co-Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Co-Administrators hereunder.

(b) The Trust, under the supervision of its Board of Trustees, shall cause its officers, investment adviser(s), legal counsel, independent accountants, transfer agent, fund accountant, custodian and other service providers and agents for the Trust to cooperate with the Co-Administrators and to provide the Co-Administrators with such information, documents and communications relating to the Trust as necessary and/or appropriate or as requested by the Co-Administrators, in order to enable the Co-Administrators to perform their duties hereunder. The Trust shall use its best efforts to cause any of its former officers, investment adviser(s) and sub-advisers, legal counsel, independent accountants, custodian or other service providers to provide the Co-Administrators with such information, documents and communications as necessary and/or appropriate to enable the Co-Administrators to perform their duties hereunder. In connection with their duties hereunder, each Co-Administrator shall (without investigation or verification) be reasonably entitled and is hereby instructed to, rely upon any and all instructions, communications, information or documents provided to the Co-Administrator by an authorized officer, representative agent of the Trust, the other Co-Administrator or by any of the aforementioned persons. A Co-Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Trust. The Co-Administrators shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, investment adviser(s) or service provider until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” shall mean a Fund’s investment adviser(s), all sub-adviser(s) or persons performing similar services.

(c) To the extent required by Rule 31a-3 under the 1940 Act, the Co-Administrators hereby agree that all records which they maintain for the Trust pursuant to their duties hereunder are the property of the Trust and further agree to surrender promptly to the Trust any of such records upon the Trust’s request. Subject to the terms of Section 6, and where applicable, the Co-Administrators further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records described in Schedule B which are maintained by the Co-Administrators for the Trust.

(d) The Funds’ investment advisers have and retain primary responsibility for compliance matters relating to the Funds under the 1940 Act, the Internal Revenue Code of 1986, as amended, and the policies and limitations of each Fund relating to the portfolio investments as set forth in the current prospectus and statement of additional information with respect to the Fund (including any applicable supplement) (the “Prospectus”). The Co-Administrators’ monitoring and other functions hereunder shall not relieve the investment adviser(s) of their primary day-to-day responsibility for assuring such compliance.

(e) The Trust hereby certifies that Shares of each Fund are lawfully eligible for sale in each jurisdiction indicated for such Fund on the list furnished to the Co-Administrators as of the date of this Agreement.

(f) The Co-Administrators shall maintain disaster recovery and business continuity plans and adequate and reliable computer and other equipment necessary and appropriate to carry out their obligations under this Agreement. Upon the Trust’s reasonable request, the Co-Administrators shall provide supplemental information concerning the aspects of their disaster recovery and business continuity plans that are relevant to the Services provided hereunder.

(g)(i) Each Co-Administrator has provided to the Trust a copy of the Co-Administrator’s written compliance policies and procedures as required by Rule 38a-1 under the 1940 Act (“Rule 38a-1 Policies and Procedures”) for approval by the Trust’s Board of Trustees. With respect to the Services each Co-Administrator provides to the Trust hereunder, each such Co-Administrator certifies that its Rule 38a-1 Policies and Procedures are reasonably designed to prevent violations of the Federal Securities Laws by such Co-Administrator. For purposes of this section, Federal Securities Laws shall have the meaning set forth in Rule 38a-1 under the 1940 Act.

(g)(ii) Each Co-Administrator shall provide to the Trust’s Chief Compliance Officer promptly any material changes to its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall cooperate with the Trust in its annual review of the Rule 38a-1 Policies and Procedures (the “Annual Review”), such Annual Review to be conducted by the Trust’s Chief Compliance Officer to determine the adequacy of the Rule 38a-1 Policies and Procedures and the effectiveness of their implementation. Each Co-Administrator shall cooperate with the Trust in any interim reviews of its Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, sub-certifications, and documentation with respect to the Co-Administrator’s functions and responsibilities as the Trust’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Rule 38a-1 Policies and Procedures satisfactory to both the Trust’s Chief Compliance Officer and the Co-Administrator.

(g)(iii) Each Co-Administrator shall provide the Trust with quarterly and annual certifications (on a calendar basis) with respect to the design and operational effectiveness of its Rule 38a-1 Policies and Procedures. Each Co-Administrator shall also provide the Trust with ongoing, direct, and prompt access to its compliance personnel and cooperate with the Trust’s Chief Compliance Officer in order to provide assistance to the Trust in carrying out its obligations under Rule 38a-1.

(g)(iv) A Co-Administrator shall notify the Trust promptly in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to its Rule 38a-1 Policies and Procedures and will cooperate with the Trust in providing the Trust with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” has the same meaning as the term is defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by the Co-Administrator (or its officer, directors, employees, or agents); (2) a violation of its Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of its Rule 38a-1 Policies and Procedures.

(g)(v) Each Co-Administrator (and anyone acting under the direction of the Co-Administrator) shall refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Trust’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

3. Fees; Delegation; Expenses

(a) In consideration of the Services rendered pursuant to this Agreement, the Trust will pay the Co-Administrators a fee, computed daily and payable monthly, plus out-of-pocket expenses, each as provided in Schedule C hereto. In addition, to the extent that the Co-Administrators correct, verify or address any prior actions or inactions by any Fund or by any prior service provider, the Co-Administrators shall be entitled to additional fees as provided in Schedule C. Fees shall be earned and paid monthly in an amount equal to at least 1/12th of the applicable annual fee. Basis point fees and minimum annual fees apply separately to each Fund, and average net assets are not aggregated in calculating the applicable basis point fee per Fund or the applicable minimum. Fees shall be adjusted in accordance with Schedule C or as otherwise agreed to by the parties from time to time. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services, or to add Funds for which the Co-Administrators have been retained.

(b) For the purpose of determining fees payable to the Co-Administrators, net asset value shall be computed in accordance with the Funds’ Prospectuses and resolutions of the Board of Trustees. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Trust be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) The Co-Administrators will bear all expenses incurred by them in connection with the performance of their Services under Section 2, except as otherwise provided herein. The Co-Administrators shall not be required to pay or finance any costs and expenses incurred in the operation of the Funds, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and Trustees; Securities and Exchange Commission (the “Commission”) fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, fund accountants, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current shareholders; preparation, typesetting, printing, proofing and mailing and other costs of shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Funds’ shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of Shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not shareholders of a Fund, will be borne by the Fund’s investment adviser(s), except for such expenses permitted to be paid by the Trust under a distribution plan adopted for such Fund in accordance with applicable laws. The Co-Administrators shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until they have received the amount of such fees from the Trust.

(d) Except as otherwise specified, fees payable hereunder shall be calculated in arrears and billed on a monthly basis. The Trust agrees to pay all fees within thirty (30) days of receipt of each invoice.

4. Proprietary and Confidential Information

Each Co-Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust all records relative to the Trust’s shareholders, not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, and not to disclose such information except where a Co-Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Trust. In case of any requests or demands for inspection of the records of the Funds, each Co-Administrator will endeavor to notify the other parties promptly and to secure instructions from a representative of the Fund(s) as to such inspection. Records and information which have become known to the public through no wrongful act of a Co-Administrator or any of its employees, agents or representatives, and information which was already in the possession of a Co-Administrator prior to the date hereof, shall not be subject to this paragraph.

5. Limitation of Liability

(a) Each Co-Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except for a loss resulting from such Co-Administrator’s willful misfeasance, bad faith or negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Furthermore, each Co-Administrator shall not be liable for (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, communications, data, documents or information (without investigation or verification) received by either of the Co-Administrators from an authorized officer, representative or agent of the Trust, or (ii) any action taken or omission by the Trust, investment advisers or any past or current service provider.

(b) The Co-Administrators assume no responsibility hereunder, and shall not be liable, for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused by events beyond their reasonable control. The Co-Administrators will, however, take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond their control.

(c) The Trust agrees to indemnify and hold harmless each Co-Administrator, its employees, agents, officers, directors, affiliates and nominees (collectively, the “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”) arising out of or in any way relating to (i) each Co-Administrator’s actions or omissions except to the extent a Claim against a Co-Administrator resulted from such Co-Administrator’s willful misfeasance, bad faith, or negligence in the performance of its duties hereunder or from reckless disregard by it of its obligations and duties hereunder; (ii) each Co-Administrator’s reasonable reliance on, implementation of or use of (without investigation or verification) communications, instructions, requests, directions, information, data, records and documents received by either Co-Administrator from an authorized officer, representative or agent of the Trust, or (iii) any action taken or omission by the Trust, investment adviser(s) or any past or current service provider.

(d) In no event and under no circumstances shall either Co-Administrator, its affiliates or any of its officers, directors, members, agents or employees be liable to anyone, including, without limitation, the other parties to this Agreement, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof. The indemnity and defense provisions set forth in this Section 5 shall indefinitely survive the termination and/or assignment of this Agreement.

6. Term

(a) This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date this Agreement is executed and, with respect to each Fund not in existence on that date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed. This Agreement shall continue in effect until December 3, 2009 (the “Initial Term”). Thereafter if not terminated as provided herein, the Agreement shall continue automatically in effect as to each Fund for successive annual periods.

(b) Any party may terminate this Agreement at the end of the Initial Term or at the end of any successive annual term (the “Termination Date”) by giving the other parties a written notice not less than sixty (60) days prior to the end of the respective term. Notwithstanding anything herein to the contrary, upon the termination of the Agreement as provided herein or the liquidation of a Fund or the Trust, the Co-Administrators shall deliver the records of the Trust to the Trust or its successor administrator in a form that is consistent with the Co-Administrators’ applicable license agreements at the expense of the Trust, and thereafter the Trust or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Trust shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor administrative services agent, including all reasonable trailing expenses incurred by the Co-Administrators. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Trust or a Fund(s), and the Trust’s request that the Co-Administrators provide additional services in connection therewith, the Co-Administrators shall provide such services and be entitled to such compensation as the parties may mutually agree. The Co-Administrators shall not reduce the level of service provided to the Trust prior to termination following notice of termination by the Trust.

7. Non-Exclusivity

The Services of the Co-Administrators rendered to the Trust are not deemed to be exclusive. The Co-Administrators may render administration services and any other services to others, including other investment companies. The Trust recognizes that from time to time directors, officers and employees of the Co-Administrators may serve as trustees, directors, officers and employees of other entities (including other investment companies), and that the Co-Administrators or their affiliates may enter into other agreements with such other entities.

8. Governing Law; Invalidity

This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

9. Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

UMBFS:	UMB Fund Services, Inc.
803 West Michigan Street, Suite A
Milwaukee, WI 53233
Attention: Peter J. Hammond, with a copy to General Counsel

MFAC:	Mutual Fund Administration Corporation
2220 East Route 66, Suite 226
Glendora, CA 91741
Attention: Eric Banhazl

Trust:	Investment Managers Series Trust
803 West Michigan Street
Milwaukee, WI 53233
Attention: President

With a copy to:
Karin Jagel Flynn, Esq.
Vedder Price PC
222 North LaSalle Street
Chicago, IL 60601

10. Entire Agreement

This Agreement, together with the Schedules attached hereto, constitutes the entire agreement of the parties hereto.

11. Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

12. Miscellaneous

(a) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(b) The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Co-Administrators and the Trust.

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(c)  The Trust hereby grants to UMBFS the limited power of attorney on behalf of the Funds to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST
(“Trust”)

By:____________________________________________
President

UMB FUND SERVICES, INC.
(“UMBFS”)

By:____________________________________________
Executive Vice President

MUTUAL FUND ADMINISTRATION CORPORATION
(“MFAC”)

By:____________________________________________
President

Schedule A
to the
Co-Administration Agreement
by and between
Investment Managers Series Trust
and
UMB Fund Services, Inc.
and
Mutual Fund Administration Corporation

NAME OF FUNDS

Zacks Multi-Cap Opportunities Fund

Schedule B
to the
Co-Administration Agreement
by and between
Investment Managers Series Trust
and
UMB Fund Services, Inc.
and
Mutual Fund Administration Corporation

SERVICES

Subject to the direction and control of the Board of Trustees and utilizing information provided by the Trust and its agents, the Co-Administrators will:

General Fund Management

❖	Act as liaison among all Fund service providers.

❖	Supply corporate secretarial services.

❖	Provide office facilities.

❖	Supply non-investment related statistical and research data, as needed.

❖	Coordinate the Trust’s Board of Trustees’ (Trustees) communication:

➢	Establish meeting agendas.

➢	Prepare reports for the Trustees based on financial and administrative data.

➢	Evaluate independent auditor.

➢	Secure and monitor fidelity bond and Director and Officer Liability coverage, and make the necessary Securities and Exchange Commission (the SEC) filings relating thereto.

➢	Prepare minutes of meetings of the Board of Trustees and Fund shareholders.

➢	Recommend dividend declarations to the Board of Trustees; prepare and distribute to appropriate parties notices announcing declaration of dividends and other distributions to shareholders.

➢	Provide personnel to serve as officers of the Trust if so elected by the Board of Trustees, attend Board of Trustees meetings and present materials for Trustees’ review at such meetings.

❖	Audits

➢	Prepare appropriate schedules and assist independent auditors.

➢	Provide information to the SEC and facilitate audit process.

➢	Provide office facilities.

❖	Assist in overall operations of the Trust.

❖	Pay Fund expenses upon written authorization from the Trust’s authorized signers.

❖	Monitor arrangements under shareholder services or similar plans.

❖	Total return and SEC yield calculations

❖	Assist with the “start-up” of new funds.

Compliance

Regulatory Compliance:

❖	Monitor compliance with the 1940 Act requirements, including:

➢	Asset diversification tests

➢	Maintenance of books and records under Rule 31a-3

➢	Code of Ethics for the Trustees and Officers of the Trust.

❖	Monitor Fund's compliance with the policies and investment limitations of the Trust as set forth in its current prospectus (the “Prospectus”) and statement of additional information (the “SAI”).

❖	Monitor affiliated transactions under exemptive rules (17a-7, 17e-1, etc.).

❖	Assist and provide Funds’ CCO with documents, as required.

Blue Sky Compliance:

❖
Prepare and file with the appropriate state securities authorities, any and all required compliance filings relating to the qualification of the securities of the Trust so as to enable the Trust to make a continuous offering of its shares in all states.

❖	Monitor status and maintain qualifications in each state.

SEC Registration and Reporting:

❖	Assist Trust counsel in updating the Prospectus and SAI and in preparing proxy statements.

❖	Prepare annual and semi-annual reports and Form N-SAR filings.

❖	Coordinate the printing, filing and mailing of publicly disseminated Prospectuses and shareholder reports.

❖	File fidelity bond under Rule 17g-1.

❖	File certified reports under Section 302 of the Sarbanes-Oxley Act of 2002 on Form N-CSR and Form N-Q.

❖	Monitor sales of each Fund’s shares to ensure that such shares are properly registered with the SEC and the appropriate state authorities.

❖	Prepare and file Rule 24f-2 notices.

❖	Assist in filing proxy voting on Form N-PX.

IRS Compliance:

❖	Monitor each Fund’s status as a regulated investment company under Subchapter M, including without limitation, review of the following:

➢	Asset diversification requirements

➢	Qualifying income requirements

➢	Distribution requirements

❖	Calculate required distributions (including excise tax distributions).

Financial Reporting

❖	Provide financial data required by each Fund’s Prospectus and SAI.

❖	Prepare financial reports for officers, shareholders, tax authorities, performance-reporting companies, the Board of Trustees, the SEC and independent auditors.

❖
Supervise each Fund’s custodian and fund accountants in the maintenance of their general ledger and in the preparation of the financial statements, including oversight of expense accruals and payments, of the determination of net asset value of the Funds’ net assets and of the Funds’ shares, and of the declaration and payment of dividends and other distributions to shareholders.

❖	Compute Fund performances.

❖	Compute the expense ratio of each class of each Fund, and each Fund’s portfolio turnover rate.

❖	Monitor the expense accruals and notify the Advisor’s management of any proposed adjustments.

❖	Prepare financial statements, as necessary, which include without limitation, the following items:

- Schedule of Investments
- Statement of Assets and Liabilities
- Statement of Operations
- Statement of Changes in Net Assets
- Cash Statement, if required
- Schedule of Capital Gains and Losses

❖	Prepare quarterly broker security transaction summaries.

❖	Prepare quarterly schedule of investments for Form N-Q filing with the SEC.

Tax Reporting

❖	Work with independent auditors to file, on a timely basis, the appropriate federal and state tax returns as prepared by the Fund’s auditors, including without limitation, Forms 1120/8613.

❖	Prepare state income breakdowns where relevant.

❖	File Form 1099 Miscellaneous for payments to Trustees and other service providers.

❖	Monitor wash sale losses, PFICs and other applicable book to tax basis adjustments.

❖	Calculate eligible dividend income for corporate shareholders.

The duties of the Co-Administrators shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against any of the Co-Administrators hereunder. These Services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Co-Administrators agree to take such actions, those actions taken shall be deemed part of this Schedule B.